Exhibit 99.1

RUBICON TECHNOLOGY, INC. REPORTS FIRST QUARTER

2013 RESULTS OF OPERATIONS

Bensenville, Ill – May 7, 2013— Rubicon Technology, Inc. (NASDAQ:RBCN), a leading provider of sapphire substrates and products to the LED, RFIC, semiconductor, and optical industries, today reported financial results for its first quarter ended March 31, 2013.

The Company reported first quarter revenue of $8.3 million as compared with $20.0 million in the prior quarter. Revenue was lower sequentially due to reduced six-inch wafer orders as our key customers had excess inventory of wafers going into the quarter. Raja Parvez, President and CEO of Rubicon Technology, commented, “We will have another difficult quarter for six-inch sales in the second quarter due to high customer inventory levels, but we expect to begin seeing orders improve in the second half of the year.”

Overall demand from the LED market is improving, driven by increasing adoption of LEDs for general lighting applications. The Company reported that its orders for two- through four-inch core products sold into the LED market will increase significantly in the second quarter. Mr. Parvez said, “We will likely ship 50 percent more two- through four-inch cores in the second quarter than in any other quarter in our history.” Despite the increased volumes that Rubicon has committed to supply for the second quarter, pricing for two- through four-inch cores is increasing, which we believe is evidence of the stronger LED demand. William Weissman, CFO of Rubicon Technology, said, “Pricing for two- through four-inch cores thus far in the second quarter is up around 10% over the first quarter. This is a small dollar amount given the extremely low pricing in the current market, but, it is the first time we have seen sapphire prices increase in the past two years, so that is encouraging.”

The Company reported a net loss of $0.15 per share in the first quarter as compared to a net loss of $0.05 in the prior quarter. The weaker six-inch sales and resulting lower utilization of operations resulted in additional pressure on margins in the period.

Second Quarter 2013 Guidance

Commenting on the outlook for the second quarter of 2013, Mr. Parvez said, “While the LED market is strengthening and sapphire capacity is being absorbed at a more rapid rate, it will take a while longer for pricing to materially improve. In addition, six-inch wafer orders will remain weak in the second quarter as our customers continue to work down remaining inventory. As a result, we expect second quarter demand for large-diameter products to be very light, making for a challenging quarter. We will be selling a considerable amount of two- through four-inch cores in the second quarter, but selling prices remain below our total cost and our utilization rates will remain low in the quarter.”

The Company expects revenue in the second quarter to be between $10 and $12 million with a loss per share between $(0.19) and $(0.23) based on 22.5 million shares outstanding and a 46 percent tax benefit.

Conference Call Details

Rubicon will host a conference call at 5:00 p.m. Eastern time on May 7, 2013 to review the first quarter 2013 results and the second quarter 2013 outlook. The conference call will be available to the public through a live audio web broadcast via the Internet. Log on through the Investor Relations section of Rubicon’s website at http://www.rubicon-es2.com/index.html. An audio replay of the call will be available approximately two hours after the conclusion of the call. The audio replay will remain available until 11:59 p.m. Eastern time on May 14, 2013, and can be accessed by dialing (888) 286-8010 or (617) 801-6888 (international). Callers should reference conference ID 68906447. The webcast will be archived on the Company’s website.

About Rubicon Technology, Inc.

Rubicon Technology, Inc. is an advanced electronic materials provider that is engaged in developing, manufacturing and selling monocrystalline sapphire and other crystalline products for light-emitting diodes (LEDs), radio frequency integrated circuits (RFICs), blue laser diodes, optoelectronics and other optical applications. The Company applies its proprietary crystal growth technology to produce very high-quality sapphire in a form that allows for volume production of various sizes and orientations of substrates and windows. Rubicon is a vertically-integrated manufacturer with capabilities in crystal growth, high precision core drilling, wafer slicing, surface lapping, large-diameter polishing and wafer cleaning processes, which the Company employs to convert the bulk crystal into products with the quality and precision specified by its customers. The Company is the world leader in larger diameter sapphire products to support next-generation LED, RFIC and optical window applications.

Further information is available at http://www.rubicon-es2.com.

Forward-Looking Statements

Certain of the statements in this release, particularly those preceded by, followed by or including the words “believes,” “expects,” “anticipates,” “intends,” “should,” “estimates,” or similar expressions, or those relating to or anticipating financial results for periods beyond the end of the first quarter of 2013, constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. For those statements, the company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on our current expectations, estimates and projections about our industry, management’s beliefs and certain assumptions made by us. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, the statements. These risks and uncertainties include market acceptance of LED lighting, our ability to adapt to future changes in the LED industry, our successful development and market acceptance of new products, changes in the average selling prices of sapphire products, dependence on key customers, potential disruptions in our supply of electricity, changes in our product mix, our ability to protect our intellectual property rights, the competitive environment, the availability and cost of raw materials, the cost of compliance with environmental standards, the ability to make effective acquisitions and successfully integrate newly acquired businesses into existing operations and other risks and uncertainties described in the company’s most recent Form 10-K and other filings with the Securities and Exchange Commission. For these reasons, readers are cautioned not to place undue reliance on the company’s forward-looking statements. Any forward-looking statement that the company makes speaks only as of the date of such statement, and the company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

CONTACT:

Dee Johnson

Vice President, Investor Relations

847-457-3426

Rubicon Technology, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	March 31,	March 31,
	2013	2012
	(unaudited)	(unaudited)
Assets
Cash and cash equivalents	$21,506	$14,571
Restricted cash	171	146
Short-term investments	14,339	40,398
Accounts receivable	9,530	12,292
Inventories	49,535	32,510
Other current assets	15,902	17,663
Deferred taxes	4,833	3,078

Total current assets	115,816	120,658
Property and equipment, net	116,932	122,560
Investments	—	2,000
Other assets	1,204	1,312

Total assets	$233,952	$246,530

Liabilities and Stockholders’ Equity
Accounts payable	$2,312	$6,213
Accrued and other current liabilities	2,548	2,589

Total current liabilities	4,860	8,802
Deferred tax liability	7,278	12,327

Total liabilities	12,138	21,129

Stockholders’ equity	221,814	225,401

Total liabilities and stockholders’ equity	$233,952	$246,530

Rubicon Technology, Inc.

Condensed Consolidated Statements of Operations (unaudited)

(in thousands except share and per share amounts)

	Three months ended March 31,
	2013	2012
Revenue	$8,307	$10,207
Cost of goods sold	11,682	13,615

Gross loss	(3,375)	(3,408)
General and administrative expenses	2,190	2,306
Sales and marketing expenses	349	456
Research and development expenses	382	476

Total operating expenses	2,921	3,238

Loss from operations	(6,296)	(6,646)
Other income:
Interest (expense) income and other, net	(122)	375

Loss before income taxes	(6,418)	(6,271)
Income tax benefit	3,042	2,904

Net loss	$(3,376)	$(3,367)

Net loss per common share:
Basic	($0.15)	($0.15)
Diluted	($0.15)	($0.15)
Weighted average common shares outstanding used in computing net income per common share:
Basic	22,550,378	22,514,539
Diluted	22,550,378	22,514,539

Rubicon Technology, Inc.

Condensed Consolidated Statements of Cash Flows (unaudited)

(in thousands)

	Three months ended March 31,
	2013	2012
Cash flows from operating activities
Net loss	$(3,376)	$(3,367)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities
Depreciation and amortization	3,110	2,941
Other	406	494
Deferred taxes	(3,048)	(2,794)
Changes in operating assets and liabilities
Accounts receivable	3,139	20,352
Inventories	(2,253)	(9,431)
Other assets	2,541	4,630
Accounts payable	(6,609)	(6,731)
Accrued expenses and other current liabilities	(876)	(1,200)

Net cash (used in) provided by operating activities	(6,966)	4,894

Cash flows from investing activities
Purchases of property and equipment	(192)	(4,570)
Proceeds from sales of investments net of purchases of investments	9,014	10,172

Net cash provided by investing activities	8,822	5,602

Cash flows from financing activities
Other financing activities	2	47

Net cash provided by financing activities	2	47

Net effect of currency translation	75	(262)
Net increase in cash and cash equivalents	1,933	10,281
Cash and cash equivalents, beginning of period	19,573	4,290

Cash and cash equivalents, end of period	$21,506	$14,571